Exhibit 99.1

Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
From the desk of Steve Hollis, President
FOR IMMEDIATE RELEASE
Date: May 9, 2007
Double Eagle Petroleum Reports 1st Quarter Results
(Amounts in thousands of dollars except share and per share data)
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported that revenues for the three months ended March 31, 2007 were $4,944 compared to $4,607 for the three months ended March 31, 2006. Net income for the three month period was $235 or $.03 per share, compared to $838, or $.10 per share, in the first three months of 2006. Net cash flow used in operating activities for the quarter ended March 31, 2007 was $412, compared to net cash flow provided by operating activities of $3,518 in 2006.
Production volumes for the quarter ended March 31, 2007 increased 19% to 8,506 mcfe per day from 7,121 mcfe per day in the same prior year period. Average prices received for the production were down 16% to $6.03 per mcfe in the first three months of 2007 compared to $7.17 per mcfe in 2006. An “mcfe” is a thousand cubic feet equivalent with oil volumes converted to gas at 1 barrel of oil equal to 6,000 cubic feet of gas.
Net income for the first three months of 2007 decreased 72%, or $603, due mainly to an increase in production costs. The increase in production costs is largely due to gas purchase expense, for the purchase of volumes to fulfill our fixed delivery contracts, and increased lease operating and workover expenses relating to the severe weather and related operational issues at our Cow Creek Field. We expect production at Cow Creek to increase when the workovers are completed during the second quarter of 2007 and do not anticipate these expenses going forward.
Oil and gas sales for the three months ended March 31, 2007 increased marginally to $4,616 compared to $4,593. The increase is principally due to increased production at the Atlantic Rim, mostly for the recognition of our first revenues at the Doty Mountain and Sun Dog units, and at the Madden Deep Unit. These increases in production were partially offset by decreased production at the Mesa properties in the Pinedale Anticline. During the three months ended March 31, 2007, average gas prices decreased primarily due to the effects of the severe hurricane season in late 2005.

During the quarter we recorded $207 of transportation revenue for moving third party gas through our intrastate gas pipeline. Additionally, we recorded $121 in other income, largely related to a gain on the sale of a 50% working interest in our Bad Water Creek Prospect to a third party.
General and administrative expenses decreased 8% to $808 compared to $874 in the first three months of 2006 due principally to a decrease in professional consulting and auditor fees related to establishing and implementing our Sarbanes-Oxley compliance systems, stock option expense and reservoir engineering fees.
Cash flows used in operating activities for the first three months of 2007 were $412, versus cash provided by operating activities of $3,518 in 2006, primarily due to normal changes in current assets and current liabilities, as required by generally accepted accounting principles to be included in net cash provided by operating activities.
At Christmas Meadows, the Table Top Unit #1 well was plugged back to 11,393 feet, which was the base of the 9.625 inch casing. We will continue to examine the logs to determine whether to engage a larger rig and continue down to test the Nugget sandstones at approximately 18,000 feet and will also consider the possibility of attempting to drill to test the Madison carbonates at approximately 23,000 feet. We have a 31% working interest in the prospect and another two years on the lease term.
At Cow Creek, we are reworking the seismic data with the additional well data from the CCU Deep #2 well. This wellbore appears to have gas zones above 5,500 feet that are structurally high to the other wells in the field, but our drilling crossed a reverse fault that left the zones below 5,500 feet structurally low to the rest of the field. We would like to be able to use this well to directionally drill to the high point in the field for the deep beds. The reworking of the seismic has assisted us in spotting the top of the deep anticline. We expect to complete the drilling and testing of this well in 2007.
At South Fillmore, we completed drilling during the third quarter of 2006 and continue to test the well’s production potential, while awaiting pipeline right-of-way.
At the Atlantic Rim, we began receiving and selling our share of Doty Mountain production in mid-2006 and are currently in an under-produced position for our share of the cumulative production at the Doty Mountain and Sun Dog Units. The Cow Creek Field experienced operational issues due to severe winter weather which resulted in workovers during the first quarter 2007 and continuing into the beginning of the second quarter. We expect production at the Cow Creek Field to increase as current workovers are completed.
At Pinedale, the operator has informed us that it intends to continue new drilling projects in 2007 to better maintain or increase production levels. There also are additional wells waiting to be hooked up in 2007, when winter grazing regulations allow.
Through unitization, we acquired a 0.3493% working interest in the Madden Sour Gas Participating Area in the Madden Deep Unit, as well as an interest in the Lost Cabin Gas Processing Plant, at an initial cost of approximately $3.5 million. During the three months ended March 31, 2007, average daily net production at the Madden Deep Unit was 652 Mcfe.

SUMMARY STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three months ended
	March 31,	March 31,
	2007	2006	% Change
Revenues
Oil and gas sales	$4,616	$4,593
Transportation revenue	207	—
Other income, net	121	14

Total revenues	4,944	4,607	7%

Expenses
Production expenses	1,465	876	67%
Production taxes	567	523	8%
Exploration expenses including dry holes	160	32	400%

Total Expenses	2,192	1,431	53%

Gross Margin	2,752	3,176	-13%
Gross Margin Percentage		68.9%

General and administrative	808	874	-8%
Depreciation, depletion and amortization and accretion of asset retirement obligation	1,384	997	39%
Interest expense, net	155	15	933%

Pre-tax income	405	1,290	-69%

Provision for deferred taxes	(170)	(452)	-62%

NET INCOME	$235	$838	-72%

Net income per common share:
Basic	$0.03	$0.10	-70%

Diluted	$0.03	$0.10	-70%

Weighted average shares outstanding:
Basic	9,018,882	8,616,693

Diluted	9,026,483	8,655,616

SELECTED BALANCE SHEET DATA
(In thousands)

	March 31,	March 31,
	2007	2006	% Change
Total assets	$69,025	$64,406	7%

Total long-term debt	8,901	13,221	-33%

Total stockholders’ equity	43,396	33,042	31%
SELECTED CASH FLOW DATA
(In thousands)

	March 31,	March 31,
	2007	2006	% Change
Net cash (used in) provided by operating activities	$(412)	$3,518	-112%
SELECTED OPERATIONAL DATA

	Three months ended
	March 31,	March 31,
	2007	2006	% Change
Total production (mcfe)	765,537	640,913	19%

Average price per mcfe	$6.03	$7.17	-16%

About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play, in the Pinedale Anticline and in the Madden Deep Unit of the Wind River Basin, all in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah, as well as the Cow Creek Unit Deep #2 and South Fillmore prospects in southwestern Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell
(303) 794-8445